EXHIBIT 99.2
CONSOLIDATED WATER CO. LTD. ANNOUNCES DATE FOR SPECIAL SHAREHOLDERS MEETING
GEORGE TOWN, Grand Cayman, Cayman Islands (November 7, 2008) – Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today announced plans to hold a meeting of the shareholders of the Company on January 8, 2009 in Grand Cayman for the purpose of seeking shareholder approval to amend the Company’s Articles of Association in order to permit its board of directors to authorize a share buy-back program at some time in the future. As presently constituted, the Company’s Articles of Association prohibit the repurchase of any previously issued shares without shareholder approval. All Company shareholders of record as of November 14, 2008 will be eligible to vote at this meeting.
Assuming shareholder approval is obtained, any decision by the Company to subsequently initiate a share buy-back program will be based upon a number of future factors, including but not limited to, the Company’s financial outlook, business conditions (including liquidity and capital requirements), the Company’s stock price and alternative investment options. Any repurchase of shares would be conducted in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and would be funded with available cash on hand.
CWCO-G
About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas and is currently constructing a seawater desalination plant in Bermuda. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between Ocean Conversion (BVI) Ltd. and the BVI Government are resolved, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the

Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive
Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com